Exhibit 10.14

Execution Copy

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL, AND THE REGISTRANT TREATS SUCH INFORMATION AS PRIVATE AND CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE U.S. STATE SECURITIES LAWS OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT. THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN SECURED PROMISSORY NOTE PURCHASE AGREEMENT, DATED AUGUST 8, 2024, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

SECURED PROMISSORY NOTE

No. A-1

US$ equivalent of up to 1,200,000 Ounces of Silver as of August 8, 2024.

Dated as of: August 8, 2024

New York, NY

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For Value Received, SILVER VALLEY METALS CORP. (with its business address at 1 Mine Road, Kellogg, ID 83837), an Idaho corporation (the “Borrower”), hereby promises to pay to the order of Monetary Metals Bond III LLC, a Delaware limited liability company, or its permitted assigns (the “Holder”), the principal sum owing from time to time of the U.S. Dollar equivalent of up to 1,200,000 troy ounces of silver on the dates specified in Schedule A of this Note (such amount, collectively, the “Silver Loan Amount”) with simple interest on the outstanding Silver Loan Amount at the Interest Rate (computed on an actual/360 day basis) or, if less, at the highest rate of interest then permitted under applicable law. Interest shall commence with the date hereof and shall continue to accrue on the outstanding Silver Loan Amount of this Note until paid in full in accordance with the provisions hereof.

1. Definitions

For purposes of this Note:

1.1 “Agreement” has the meaning ascribed to it in Section 2 of this Note.

1.2 “Borrower” has the meaning ascribed to it in the recitals to this Note.

1.3 “Borrower Group” means Bunker Hill Mining Corp., the Borrower and any subsidiary of either entity incorporated or established after the date hereof.

1.4 “Business Day” means any day other than (i) a Saturday, (ii) a Sunday, (iii) a day on which the New York Stock Exchange or TSX Venture Exchange is closed, or (iv) a day on which banking institutions or silver depositories/warehouses are authorized or obligated by law or executive order to remain closed in New York City, United States.

1.5 “Calculation Agent” shall have the meaning set forth in Section 4.2(e).

1.6 “Cash Flow” means, for any period, calculated as of the conclusion of each immediately preceding Financial Month, the sum (without duplication) of :

(a) all interest and investment earnings paid to the Borrower Group in cash during such period and

(b) all cash received by the Borrower Group arising from operation of the Project during such period other than incentive proceeds, condemnation proceeds, proceeds from any disposition of assets of the Borrower Group, Tax refunds, and any other extraordinary or non-cash income or receipt of the Borrower Group, all as determined in accordance with U.S. GAAP; less operating and non-operating costs incurred by the Borrower Group, including taxes, royalties, streaming payments, working capital charges, interest and principal, environmental related charges and amounts, and sustaining and maintenance capital expenditures for the relevant period provided, that for the avoidance of doubt, no proceeds received by the Borrower Group in relation to the completion of the requirements set out in Section 9.9(e) of the Agreement shall be considered Cash Flow. For purposes of this definition, “Financial Month” means each month of the calendar year.

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1.7 “Cash Flow Available for Debt Service” means, for any period, an amount equal to the amount of Cash Flow received by the Borrower Group during such period plus principal and interest and other debt service charges paid during such period.

1.8 “Determination Period” means the period from and including the immediately preceding Payment Date to but excluding the related Payment Date; provided, that the initial Determination Period shall mean the period from and including the date of this Note to but excluding the initial Payment Date.

1.9 “Early Termination Date” shall have the meaning set forth in Section 8.

1.10 “Early Termination Fee” shall have the meaning set forth in Section 8.

1.11 “Final Scheduled Payment Date” means 5:00 p.m. New York time on August 8, 2027.

1.12 “Holder” has the meaning ascribed to it in the recitals to this Note.

1.13 “Interest Rate” means a simple rate of interest per annum (Annual Percentage Rate) equal to 15%.

1.14 “LBMA” means the London Bullion Market Association.

1.14 “Mandatory Prepayment” shall have the meaning set forth in Section 8(v).

1.15 “Maturity Date” has the meaning ascribed to it in Section 3 of this Note.

1.16 “Note” means this Secured Promissory Note (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms).

1.17 “Obligations” means all obligations of the Borrower to the Holder howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing, or due or to become due, which arise out of or in connection with this Note, the Security Documents and each other related document, including, without limitation, the entire unpaid Silver Loan Amount, all unpaid accrued interest, if applicable pursuant to Section 7 hereof, and all other costs and expenses incurred by the Holder in connection with the enforcement of this Note or otherwise payable by the Borrower pursuant to the terms hereof or under the Agreement.

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1.18 “Ounce” means a fine troy ounce.

1.19 “Payment Date” shall have the meaning set forth in Section 4.2(b).

1.20 “Prepayment” shall have the meaning set forth in Section 8.

1.21 [Intentionally deleted].

1.22 “Principal Payment Amount” shall have the meaning set forth in Section 4.2(b).

1.23 “Silver” means silver of minimum .999 fineness in silver bars, conforming in all respects with the specification for “Good Delivery Silver Bars” under the “Good Delivery Rules”, as published by the LBMA from time to time.

1.24 “Silver Loan Amount” has the meaning ascribed to it in the recitals to this Note.

1.25 “Spot Rate” means, for purposes of calculation of principal and interest payment amounts in connection with this Note on any date of determination, the spot rate of exchange for the purchase of Silver against payment of U.S. Dollars being reasonably quoted by the Calculation Agent based on the LBMA Silver price (12:00 p.m. UTC) on the applicable date on such date (or, in the case of regularly scheduled payment of principal and interest on a Payment Date, then the last day in the related Determination Period); provided, that, in the event of a Spot Rate Cessation, the “Spot Rate” as of any such date of determination will be the LBMA Silver price (12:00 p.m. UTC) on the last published date prior to the occurrence of such Spot Rate Cessation. Broker charges incurred in funding the Loan, or repayment of principal and interest are to the account of the Parent.

1.26 “Spot Rate Cessation” shall have the meaning set forth in Section 4.2(c).

1.27 “Tax” or “Taxes” means any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated or other tax of any kind whatsoever), levies, imposts, duties, assessments, fees or charges (including any interest, penalty or addition thereof) imposed by any applicable Governmental Authority. Capitalized but otherwise undefined terms used herein have the meanings provided therefor in the Agreement.

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2. Note Purchase Agreement. This Note is issued pursuant to, and is subject to, the terms of that certain Secured Promissory Note Purchase Agreement (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “Agreement”), dated as of the date hereof, by and between the Borrower and the Holder. All of the terms, covenants and conditions contained in the Agreement are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event of a conflict or inconsistency between the terms of this Note and the Agreement, the terms and provisions of the Agreement shall govern. The Holder is unconditionally and absolutely authorized and directed by the Borrower to record on the attached Schedule A (i) the date and amount of each advance made by the Holder and the resulting increase in the Silver Loan Amount, and (ii) the date and amount of each repayment on account of outstanding Obligations paid to the Holder and the resulting decrease in the Silver Loan Amount. Such notations, in the absence of manifest mathematical error, is prima facie evidence of such advances, repayments and the outstanding Silver Loan Amount, as adjusted from time to time. The failure to record the date and amount of any advance on the attached Schedule A shall not limit or otherwise affect the obligation of the Borrower to repay the Silver Loan Amount of the advances actually made by the Holder together with all interest accruing on such principal amount.

3. Maturity. Unless sooner paid in full in accordance with the terms hereof, all Obligations shall become fully due and payable on the earlier of (i) the Final Scheduled Payment Date, or (ii) the acceleration of the maturity of this Note by the Holder pursuant to the terms of the Agreement (such earlier date, the “Maturity Date”).

4. Payments.

4.1 Form of Payment. All calculations made with respect to and payments in connection with the Obligations shall be denominated in Ounces of Silver, and wired in U.S. Dollar equivalents in an amount reasonably determined by the Calculation Agent at the Spot Rate immediately prior to the date of such note payment that is equal to the amount of Ounces of Silver due and owing under the then-outstanding Obligations to the Holder, pursuant to the wire instructions set forth herein or otherwise at the address specified in the Agreement, or in Ounces of Silver to the designated Silver account of the Holder set forth below or at such other address as may be specified from time to time by the Holder in a written notice delivered to the Borrower. All payments shall be applied first to any costs and expenses of the Holder required to be paid by the Borrower pursuant to the terms hereunder and under the Agreement. All payments made to the Holder by the Borrower Group to reflect Ounces of Silver will be adjusted to reflect the brokerage cost of converting the cash to Silver which shall be for the Borrower Group’s account.

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Cash payments shall be made to the Holder by wire transfer of U.S. Dollars in immediately available funds in accordance with the following wire instructions:

Bank Name: US Bank

Street Address: 950 17th Street

Branch Location: Denver, CO 80202

Routing Number (ABA) [***]

Bank Account Number: [***]

SWIFT Code: [***]

Beneficiary Name: [***]

Operating Account: [***]

Phone: [***]

Email: [***]

Reference: [***]

Distributions made in Silver shall be made to the following designated Silver account of the Holder:

Beneficiary: [***]

Account Number: [***]

Bank Name: [***]

SWIFT Code: [***]

4.2 Interest and Principal.

(a) Without limiting the right of the Holder to, at any time after the occurrence and continuance of an Event of Default (as defined in the Agreement), demand repayment thereof, simple interest amounts using the Interest Rate and a day count convention of actual/360 days, shall accrue, on a quarterly basis, commencing on November 8, February 8, May 8 and August 8 of each year, on the outstanding Silver Loan Amount of the Note (and on the Initial Payment Date Interest Amount (as defined in the Agreement)) and shall be payable on each Payment Date (collectively, such interest accrual amounts, “Interest Amounts”).

(b) On November 8, February 8, May 8 and August 8 of each year and on the Final Scheduled Payment Date (or if any such date is not a Business Day, the immediately succeeding Business Day) (each such day, a “Payment Date”), commencing on the date hereof and prior to the occurrence and continuance of an Event of Default, following payments of fees, expenses and other amounts owed by the Borrower in connection with the Agreement and this Note (including the payment of all interest payment amounts as set forth immediately above), the Borrower will pay, and the Holder will be entitled to receive, a principal payment denominated in Silver Ounces, and wired in U.S. Dollars, reasonably determined by the Calculation Agent at the Spot Rate immediately prior to the date of such Payment Date, subject to, starting on August 8, 2025, at an amount equal to 50% of all Cash Flow of the Borrower Group in excess of US$1,500,000 as such calculation shall be determined by the Calculation Agent on the last day of the previous calendar month of the Payment Date and otherwise subject to the terms and provisions of this Note and the Agreement (the “Principal Payment Amount”).

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(c) The Borrower shall pay and discharge all applicable Principal Payment Amounts as set forth in Section 4.2(b) by either (i) the payment of cash in accordance with Section 4.1 or (ii) the provision of the equivalent amount in Ounces of Silver bars (the terms and procedures of which shall be mutually agreed upon by the parties prior to the initial delivery of such Ounces of Silver bars), to be delivered to the account of the Holder on such Payment Date to a vault designated by the Holder; provided, that, in the event that (1) the LBMA Silver price (12:00 p.m. UTC) reporting system permanently, temporarily or indefinitely ceases to quote, publish or provide applicable spot rates of exchange for the purchase of Silver against payment of U.S. Dollars (a “Spot Rate Cessation”), the Spot Rate shall apply, or (2) upon the occurrence and continuance of any material and adverse change in Silver/U.S. Dollar exchange rates, the imposition of restrictions on conversions of currency to Ounces of Silver or the transfer of silver, application of tariffs to silver or to any other material and adverse disruption in the spot market for silver, in each case as determined in the Calculation Agent’s sole and absolute discretion in accordance with the terms and provisions of the Agreement, then in any such case set forth in this clause (2), all interest and principal amounts to be paid on this Note shall be paid and discharged by the Borrower solely by provision of the equivalent in Ounces of Silver bars as set forth in clause (ii) immediately above.

(d) The Holder shall hold the first year interest amounts in reserve on its balance sheet. The Borrower has no Obligation to make any interest payment during the same period.

(e) The Holder and the Borrower hereby appoint Monetary Metals & Co., or its assignee, as the calculation agent (the “Calculation Agent”), and authorize the Calculation Agent to take such actions and to exercise such powers and perform such duties as are expressly delegated to the Calculation Agent by the terms hereof, together with such other powers as are reasonably incidental thereto and Monetary Metals & Co. hereby accepts such appointment. The duties of the Calculation Agent hereunder shall be limited to those duties expressly set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Calculation Agent. The Calculation Agent shall not be responsible for verifying any calculations pursuant to this Note or the Agreement to the extent information necessary to make such verifications is not provided to it by the Holder or the Borrower. In the event of a discrepancy between the calculations received by the Calculation Agent from the Borrower and the results of the reviews thereof conducted by the Calculation Agent as reflected in any reports provided by the Calculation Agent, the Calculation Agent shall work with such parties to resolve such discrepancy.

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(f) The Borrower and the Holder agree that so long as the Calculation Agent complies with the terms of clause (e) above, the Calculation Agent shall have no liability with respect to any calculations that are verified by the Calculation Agent that are subsequently determined to be incorrect in the absence of its own gross negligence, willful misconduct, bad faith or fraud. For the avoidance of doubt, such exculpation from liability shall include, without limitation, any loss, liability or expense of the Holder incurred as a result of lending to the Borrower based on any such erroneous calculations.

(g) The Calculation Agent shall be entitled to indemnification by the Borrower and the Holder from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including litigation costs and reasonable attorneys’ fees and expenses) which may at any time (including at any time following the payment of the Obligations under this Note or the Agreement) be imposed on, incurred by or asserted against the Calculation Agent in any way relating to or arising out of this Note or the Agreement, or any agreements, documents or certificates contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Calculation Agent under or in connection with any of the foregoing; provided, that the Calculation Agent shall not be entitled to the payment of any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from its own gross negligence, willful misconduct, bad faith (in each case, as determined by a court of competent jurisdiction or as otherwise agreed to by the parties) or fraud. The provisions of this Section 4.2(g) shall survive the payment of the Obligations, the termination of this Note and the Agreement, and any resignation or removal of the Calculation Agent.

(h) The Calculation Agent shall not be liable for: (i) an error of judgment made in good faith by one of its officers; or (ii) any action taken, suffered or omitted to be taken in good faith in accordance with or reasonably believed by it to be authorized or within the discretion or rights or powers conferred by this Note or the Agreement or at the direction of the Holder relating to the exercise of any power conferred upon the Calculation Agent under this Note or the Agreement, in each case, unless it shall have been determined by a court of competent jurisdiction that the Calculation Agent shall have been grossly negligent or acted in bad faith or with willful misconduct in ascertaining the pertinent facts. In addition, the Calculation Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of a responsible officer thereof, any report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

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(i) The Calculation Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Holder; provided, that if the payment within a reasonable time to the Calculation Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the reasonable opinion of the Calculation Agent, not reasonably assured by the Borrower, the Calculation Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such investigation shall be paid by the Borrower.

(j) If the Calculation Agent shall at any time receive conflicting instructions from the Holder and the Borrower or any other party to this Note or the Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Note or the Agreement, the Calculation Agent shall be entitled to rely on the instructions of the Holder. In the absence of bad faith, gross negligence or willful misconduct on the part of the Calculation Agent, the Calculation Agent may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, any monthly report, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Calculation Agent may rely upon the validity of documents delivered to it by the Holder or the Borrower, without investigation as to their authenticity or legal effectiveness, and the parties to this Note and the Agreement will hold the Calculation Agent harmless from any claims that may arise or be asserted against the Calculation Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(k) The Calculation Agent is authorized, in its sole good faith discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Calculation Agent is authorized, in its sole good faith discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

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(l) The principal amount owing under this Note may be increased, in the sole discretion of the Holder, at any time until the principal amount reaches the U.S. Dollar equivalent of up to 1,200,000 troy ounces of silver, calculated using the Spot Rate effective as of the date hereof.

4.3 Taxes. Any and all payments to Holder by or on account of any Obligations shall be made free and clear of, and without deduction for, any Taxes; provided, that if the Borrower shall be required by law to deduct any Taxes from any such payment, then (i) so long as the Holder (and any assignees, if applicable) has provided the Borrower with a duly completed, valid, executed copy of U.S. Internal Revenue Service Form W-9 (or successor form) certifying that the Holder is exempt from United States Federal backup withholding Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law. If any change in law shall subject any recipient to any Taxes (other than Taxes imposed as a result of a present or former connection between the recipient and the jurisdiction imposing such Tax that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to such recipient of making, converting to, continuing or maintaining its obligations, or to reduce the amount of any sum received or receivable by such recipient hereunder (whether of principal, interest or any other amount) then, upon request of such recipient, the Borrower will pay to such recipient, such additional amount or amounts as will compensate such recipient, for such additional costs incurred or reduction suffered.

5. Security. As security for the payment of its Obligations hereunder, subject to the Intercreditor Agreement (as defined in the Agreement) the Borrower has granted to the Holder a lien against certain of the Borrower’s assets in accordance with the terms of the Security Documents and all related collateral and security instruments executed and/or filed in connection therewith as set forth in Section 6 (Security Interest) of the Agreement. The existence of such security interest shall not limit any other rights or remedies which the Holder may have upon the occurrence and continuation of any Event of Default. Upon the transfer of this Note in accordance with the terms of Section 15 hereof, the Holder may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to this Note and the Agreement, or any part thereof, to the transferee, if applicable, who shall thereupon become vested with all the rights herein or under applicable law given to the Holder with respect thereto, and the Holder shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but the Holder shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.

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6. Waivers. The Borrower and all others who may become liable for the payment of all or any part of this Note or any other Obligations do hereby severally waive presentment and demand for payment, notice of dishonor, notice of intention to accelerate, notice of acceleration, protest and notice of protest and non-payment and all other notices of any kind. No release of any security for this Note or under the Agreement or extension of time for payment of this Note or any installment hereof or any other Obligations herein or under the Agreement, and no alteration, amendment or waiver of any provision of this Note, the Agreement or any other transaction document made by agreement between the Holder or any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of the Borrower or any other Person who may become liable for the payment of all or any part of the Obligations under this Note, the Agreement or any other related transaction document. No notice to or demand on the Borrower shall be deemed to be a waiver of the Obligation of the Borrower or of the right of the Holder to take further action without further notice or demand as provided for in this Note, the Agreement or the other Transaction Documents.

7. Repayment of Principal and Interest Upon Maturity; Default and Acceleration. This Note shall without further notice become immediately due and payable at the option of the Holder if all such Obligations are not paid on the Maturity Date or on the occurrence and continuance of any Event of Default in accordance with the terms and provisions of the Agreement.

Notwithstanding the foregoing, to the extent the Holder has not received payment of at least 75% of the interest owed under the Note on and when the Silver Loan Amount is repaid in full hereunder, the Borrower shall pay a fee (the “Make Whole Fee”) equal to such amount that will enable the Holder to receive 75% of the interest owed hereunder. The Make Whole Fee shall be an amount equal to:

0.75 x 15% x the initial Silver Loan Amount being repaid x 3 (the original life of the loan), less all previously paid interest payments, including any Early Termination Fee and the first-year interest reserve held by the Holder.

The Make Whole Fee shall be due and payable on the date on which the Silver Loan Amount is repaid in full.

8. Prepayments. Optional prepayment of the Silver Loan Amount under this Note is permitted at any time if paid in full in accordance with the terms of this Section and the Borrower provides the Holder with at least twenty (20) Business Days’ clear written notice; in addition, in the event that prior to the Maturity Date:

(i) any Person acquires or enters into a binding agreement to acquire, directly or indirectly, 50% or more of the stock or other applicable equity interests of any member of the Borrower Group (other than another Borrower Group member) or of the ordinary voting power for the election of directors of such member of the Borrower Group (determined on a fully-diluted basis); or

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(ii) any sale, lease, conveyance, exclusive license or other disposition, of all or substantially all of the Project (as defined in the Agreement); or

(iii) any consolidation, merger or acquisition of the Parent (as defined in the Agreement) with, into, or of any other corporation or other entity or Person, other than a transaction or series of transactions in which the current owners of the Parent (as of the date hereof) own more than 50% of the outstanding stock or other applicable equity interests and of the ordinary voting power for the election of directors of such new entity (determined on a fully-diluted basis) and maintain, directly or indirectly, the power to direct or cause the direction of the management or policies of such new entity, whether through the ability to exercise voting power, by contract or otherwise; or

(iv) the Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court or administrative order or any regulatory action from continuing to conduct all or any material part of the business affairs of the Borrower and its Subsidiaries, taken as a whole or any authorization of any Governmental Authority necessary for the Borrower or any of its Subsidiaries to perform and observe its Obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to the Holder or its assignees, in U.S. Dollars, of any amounts payable under any of the Transaction Documents, and is not restored or reinstated within thirty (30) days’ written notice by the Holder to the Borrower requiring that restoration or reinstatement; or

(v) any Governmental Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or any of its Subsidiaries or of the capital stock of the Borrower or any such Subsidiary, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or any of its Subsidiaries or of the capital stock of the Borrower or any such Subsidiary, or takes any action for the dissolution or disestablishment of the Borrower or any of its Subsidiaries or any action that would prevent the Borrower or any of its Subsidiaries or any officers of the Borrower or any such Subsidiary from carrying on all or a substantial part of its business or operations (in the case of each of clauses (i) through (v) above, a “Mandatory Prepayment”), then in any such case, at the Holder’s written election (in its sole and absolute discretion), the Borrower shall prepay this Note in part or in full as directed by the Holder within no later than sixty (60) days after receipt of the written notice requiring such Mandatory Prepayment from the Holder, but in every case of each of clauses (i) through (v) above, before the date of closing or legal effect of such event.

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If the Note is prepaid in full or partially in accordance with any and all of the provisions set forth herein, including pursuant to Section 7 hereof, by voluntary prepayment or in the event of a prepayment for any other reason, including (a) acceleration of the Obligations as a result of the occurrence and continuation of an Event of Default, (b) foreclosure and sale of, or collection of, the Collateral, (c) sale of the Collateral in any insolvency proceeding or (d) the restructure, reorganization, or compromise of any of the Borrower Group and/or of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, but excluding in all cases any payments of Cash Flow Available for Debt Service made pursuant to Section 4.2(b) (in each case, a “Prepayment”), then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Holder or profits lost by the Holder as a result of such Prepayment, the Borrower shall immediately pay to the Holder an Early Termination Fee in cash, which such fee which shall be due and payable within five (5) Business Days of the date such Prepayment is made (such date, the “Early Termination Date”).

With respect to each Prepayment, the “Early Termination Fee” shall be an amount equal to:

0.75 x 15% x such Silver Loan Amount being prepaid x 3 (the original life of the loan), less all previously paid interest payments, including the first-year interest reserve held by the Holder.

9. Payment Currency. The tender or payment of any amount payable under this Note (whether or not by recovery under a judgment) in any currency or medium of exchange other than Silver (or U.S. Dollars in accordance with the terms and provisions hereof and of the Agreement) shall not novate, discharge or satisfy the Obligation of the Borrower to pay in Silver (or U.S. Dollars, if applicable) all amounts payable under this Note except to the extent that (and as of the date when) the Holder actually receives amounts in Silver (or U.S. Dollars, if applicable) in the designated Silver account of the Holder as set forth in Section 4.1 of this Note. The Borrower shall indemnify the Holder against any losses resulting from a payment being received or an order or judgment being given under this Note in any currency or medium of exchange other than Silver (or U.S. Dollars, in accordance with the terms and provisions hereof and of the Agreement) or any place other than the account specified in, or pursuant to, this Note. In the event that payment is made in any currency or medium of exchange other than Silver (or U.S. Dollars in accordance with the terms and provisions hereof and of the Agreement), the Borrower shall, as a separate Obligation, pay such additional amount as is necessary to enable the Holder to receive, after conversion to Silver (or U.S. Dollars, if applicable) at a market rate and transfer to that account, the full amount due to the Holder under this Note in Silver (or U.S. Dollars, if applicable) and in the designated Silver account of the Holder as set forth in Section 4.1 of this Note. Notwithstanding any provision to the contrary in this Note, the Holder may require the Borrower to pay (or reimburse Holder) for any Taxes, fees, costs, expenses and other amounts payable under this Note in the currency in which they are payable, if other than Silver or U.S. Dollars.

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10. Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Borrower shall promptly issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon request by the Holder and receipt of evidence satisfactory to the Borrower of the loss, theft or destruction of such Note.

11. Governing Law; Arbitration. This Note is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would result in the application of the laws of any other state or nation or instrumentality of subdivision thereof. Any dispute, controversy, or claim arising out of, relating to, or in connection with this Note, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, shall be resolved by arbitration. The arbitration shall be conducted by three (3) arbitrators, in accordance with the rules the International Centre for Dispute Resolution of the American Arbitration Association, in effect at the time of the arbitration. The arbitrators shall be appointed as provided for in said rules. The seat of the arbitration shall be New York, New York, U.S.A., and it shall be conducted in the English language. The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant party or its assets.

12. Amendment and Waiver. The terms of this Note may be amended and the observance of the terms of this Note may be waived (either generally or in a particular instance) only with the written consent of the Borrower and the Holder.

13. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 9.6 (Notices) of the Agreement.

14. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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15. Assignment; Successors. Other than following the occurrence and continuance of an Event of Default, this Note may not be assigned, transferred, or negotiated by the Holder or the Borrower to any individual or entity at any time, without the written consent of the other party. This Note is subject to restrictions on transfer contained in that certain Secured Promissory Note Purchase Agreement dated as of the date hereof, which restrictions on transfer are incorporated herein by reference. The Borrower may not assign its rights and Obligations hereunder or any interest herein. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

16. Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Agreement. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Payments. All interest and fees shall be calculated on the basis of a year consisting of 360 days in such year, as applicable, for the actual number of days elapsed, including the first date of the applicable period to, but not including, the date of repayment. Principal payments submitted in funds not immediately available shall continue to bear interest as provided herein until collected. If any payment to be made by the Borrower hereunder or under the Agreement shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under this Note and the Agreement must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under the Agreement shall be made without setoff, counterclaim or other defense.

All payment of cash is to be made by the Borrower to any Person pursuant to this Note, such payment shall be made by wire transfer of immediately available funds at the wire instructions set forth herein other that as set out herein. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day and such extension of time shall be included in the computation of accrued interest.

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18. Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if the Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the Silver Loan Amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the Silver Loan Amount, such excess shall be promptly refunded to the Borrower (and in any event, refunded within ten (10) Business Days of the earlier of the Holder’s actual knowledge of such excess amount to be refunded or receipt of written notice thereof).

19. Disgorgement. If the Holder is required to disgorge any proceeds of the Collateral, payment or other amount received by it pursuant to a bankruptcy or insolvency proceeding or otherwise (whether because such proceeds, payment or other amount is invalidated, declared to be fraudulent or preferential or otherwise) or turn over or otherwise pay any amount (a “Recovery”) to any Person or entity, or to the estate or to any creditor or representative of such Person or entity, then this Note and the Agreement shall be reinstated (to the extent of such Recovery) as if this Note and the Agreement had never been paid.

20. Waiver of Notice. To the fullest extent permitted by applicable law, the Borrower hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

SILVER VALLEY METALS CORP.

By:	/s/ Sam Ash
Name:	Sam Ash
Title:	CEO

Acknowledged & Consented to by:

MONETARY METALS BOND III LLC,
as Holder

By:	/s/ Saad Zein
Name:	Saad Zein
Title:	Chief Portfolio Officer

MONETARY METALS & CO.,
as Calculation Agent

By:	/s/ Saad Zein
Name:	Saad Zein
Title:	Chief Portfolio Officer

SCHEDULE A

ADVANCES AND PAYMENTS OF PRINCIPAL AND INTEREST

Date	Amount of Advance	Amount of Principal Paid	Aggregate Unpaid Principal Balance	Notation made by
August 8, 2024	US$16,422,039.00/ 609,805 silver ounces		US$16,422,039.00/ 609,805 silver ounces	Saad Zein, Monetary Metals Bond III LLC